Exhibit 99.2

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED BYLAWS OF

AMERICAN MORTGAGE ACCEPTANCE COMPANY

This Amendment No. 2 (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of American Mortgage Acceptance Company, a real estate investment trust (the “Company”), was approved by the Company’s Board of Trustees effective as of August 3, 2006. Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meanings as specified in the Bylaws.

RECITALS

WHEREAS, pursuant to the resolutions adopted on August 3, 2006, the Board of Trustees of the Company resolved to amend the Bylaws to increase the number of trustees to nine (9).

NOW THEREFORE, the Bylaws shall be amended as follows:

1.	Amendment.

a.             Section 3.1. Section 3.1 is hereby amended and restated in its entirety as follows:

SECTION 3.1. NUMBER, TERM AND QUALIFICATIONS. The number of Trustees shall be as set forth in the Declaration of Trust. Unless otherwise fixed by the Board of Trustees or the Shareholders, the number of Trustees constituting the entire Board of Trustees shall be nine (9). A Trustee shall be an individual at least 21 years of age who is not under legal disability. A Trustee shall not be required to devote his full business time and effort to the Trust. A Trustee shall qualify as such when he has either signed the Declaration of Trust or agreed in writing to be bound by it. No bond shall be required to secure the performance of a Trustee unless the Trustees so provide or as required by law. A Trustee must have at least three (3) years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage Mortgage Investments. At least one Independent Trustee must have at least three (3) years of relevant real estate experience. Nominations for the election of Trustees may be made by the Board of Trustees or a committee appointed by the Board of Trustees or by any Shareholder entitled to vote in the election of Trustees generally. However, any Shareholder entitled to vote in the election of Trustees generally may nominate one or more persons for election as Trustees at a meeting only if written notice of such Shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Trust not later than (i) with respect to an election to be held at an annual meeting of Shareholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and

(ii) with respect to an election to be held at a special meeting of Shareholders for the election of Trustees, the close of business on the tenth day following the date on which notice of such meeting is first given to Shareholders. Each such notice shall set forth: (a) the name and address of the Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (d) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Trustees; and (e) the consent of each nominee to serve as a Trustee of the Trust if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.